Great East Energy Inc.

DISCLOSURE OF OIL AND GAS OPERATIONS

for

Lysychansko-Toshkivskay Project

Located in

the Donetsk Basin

SOUTHEASTERN UKRAINE

EFFECTIVE SEPTEMBER 30, 2013

PREPARED DECEMBER 20, 2013

by B.L. Whelan, P. Geo.

TABLE OF CONTENTS

FIGURES

TABLES

APPENDIX

BARRY L. WHELAN, P. GEO.
Suite 2300, 1066 West Hastings Street, Vancouver, B.C. V6EC3X2 2V6
Phone: (778)-373-5462: Fax: 604-922-8069
e-mail: blwhelan@gmail.com

December 20, 2013

Great East Energy Inc.
173 Keith St., Suite 300
Warrenton, VA 20186
USA

Attention:

Dear Sir:

Re: Evaluation of Resources – Great East Energy Inc.
Lysychansko-Toshkivskay Project, Ukraine

In accordance with your authorization, we have performed an evaluation of the resources on the Lysychansk-Toshkivskay project in the Ukraine for Great East Energy Inc. (the "Company"), in order to determine the feasibility of the Company's geological investigations and potential industrial development of resources within the area under the terms proposed and the value of the resources after consideration of risk. This evaluation has been conducted in accordance with National instrument 51-101, Sec. 5.2 and 5.9 utilizing forecast prices and costs.

Our analysis has included a review of the available technical data including the geological and geophysical interpretation presented by the Company, the proposed financial terms under which the Company shall operate, information from wells within the area, and the proposed program for any prospects and the expenditures anticipated. We have reviewed this material with respect to the estimated resources and productivity that would be expected from a successful program, the anticipated capital costs, the average operating costs in the area and the expected product prices. We have considered the availability of product markets and pipelines within the area

In forming our opinion of the prospects we have relied to considerable extent on the information provided by the Company, which together with our independent analysis and judgment was sufficient for us to establish the nature of the prospects and risks involved.

An economic analysis has been performed for the Company's interest position. This analysis has been utilized for formulating and supporting our recommendation on the project and the values do not necessarily infer "fair market value" of these resources. All monetary units in this report are US dollars.

Based on our analysis, after consideration of risk, we have concluded that the potential of the prospects is of sufficient merit to justify the work program being proposed, and we therefore recommend and support the Company's planned activities.

All data gathered and calculations created in support of this report are stored in our files and can be made available or presented upon request. We reserve the right to make revisions to this report in light of additional information made available or which becomes known subsequent to the preparation this report. Due to the risks involved in oil and gas exploration, our assessment of the project cannot be considered a guarantee that any wells drilled will be successful.

Prior to public disclosure of any information contained in the report, or our name as author, our written consent must be obtained, as to the information being disclosed and the manner in which it is presented. This report may not be reproduced, distributed or made available for use by any other party without out

written consent and may not be reproduced for distribution at any time without the complete report, unless otherwise reviewed and approved by us.

We consent to the submission of this report, in its entirety, to securities regulatory agencies and stock exchanges, by the Company.

Very truly yours,

Barry L. Whelan, P. Geo.

SCOPE OF REPORT

1.0 AUTHORIZATION

This report has been authorized by Mr. Timur Khromaev on behalf of Great East Energy Inc. The technical analysis of this project has been performed during the months of August and November 2013.

2.0 PURPOSE

The purpose of this report was to independently determine the economic feasibility of the Company undertaking the exploration and industrial development of the resources in the Lysychansko-Toshkivskay area of Ukraine, determine the magnitude of the resources and their economic value

3.0 DEFINITIONS

The following definitions are derived from of the Canadian Oil and Gas Evaluation Handbook, Volume 1 – Second Edition (COGEH-1) by the Petroleum Society of CIM. The definitions relate to the subdivisions in the resource classification framework of Figure 1.

RESERVES are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, as of a given date forward, based on the analysis of drilling, geological, geophysical, and engineering data; the use of established technology; and specified economic conditions, which are generally accepted as being reasonable. Reserves are further classified according to the level of certainty associated with the estimates and may be subclassified based on development and production status.

PROSPECTIVE RESOURCES are those quantities of petroleum estimated as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. Prospective Resources are further subdivided in accordance with the level of certainty associated with recoverable estimates assuming their discovery and development and may be subclassified based on project maturity.

UNDISCOVERED PETROLEUM INITIALLY-IN-PLACE (equivalent to undiscovered resources") is that quantity of petroleum that is estimated on a given date to be contained in accumulations yet to be discovered. The recoverable portion of undiscovered petroleum initially in place is referred to as "prospective resources," the remainder as unrecoverable.

DISCOVERED PETROLEUM INITIALLY-IN-PLACE (equivalent to discovered resources") is that quantity of petroleum that is estimated on a given date to be contained in accumulations prior to production. The recoverable portion of discovered petroleum initially in place includes production, reserves and contingent resources: the rest is unrecoverable.

PRODUCTION is the cumulative quantity of petroleum that has been recovered at a given date.

Figure 1, Resources classification framework (SPE-PRMS, Figure 1.1)


TOTAL PETROLEUM INITIALLY-IN-PLACE (PIIP)
DISCOVERED PIIP
COMMERCIAL
SUB-COMMERCIAL
UNDISCOVERED PIIP
PRODUCTION
RESERVES
1P
2P
3P
Proved
Probable
Possible
CONTINGENT RESOURCES
1C
2C
3C
UNRECOVERABLE
PROSPECTIVE RESOURCES
Low Estimate
Best Estimate
High Estimate
UNRECOVERABLE
Increasing Chance of Commerciality
Range of Uncertainty
Not to scale

4.0 PRODUCT PRICES

The product prices were derived from the current (October 2013) sales price for gas within Ukraine and escalated the price at 1.5% per year in subsequent years.

Table 1, Product Prices

Year Forecast	Natural Gas, ($US/Mcf)	Operating expense inflation rate/year (%)
1	$10.97	2.5
2	$11.10	2.5
3	$11.27	2.5
4	$11.44	2.5
5	$11.61	2.5
6	$11.78	2.5
7	$11.96	2.5
8	$12.14	2.5
9	$12.32	2.5
10	$12.50	2.5
Thereafter escalated at 1.5% per year		Thereafter escalated at 2.5% per year

5.0 SUBSOIL FEE

Production is subject to a subsoil fee of 25%.

6.0 CAPITAL EXPENDITURES AND OPERATING COSTS

Operating costs and capital expenditures have been based on historical experience and escalated at 2.5% per year.

7.0 ABANDONMENT AND RESTORATION

Abandonment and restoration costs have not been taken into account in the cash flows as there is no history upon which to base the costs.

8.0 ABBREVIATIONS AND CONVERSIONS

In this document, the abbreviations set forth below have the following meanings:

Oil, Natural Gas Liquids and Natural Gas			
atm	atmospheres	C^o/100m	degrees Celsius per 100 meters
m^3/tonne	cubic meters per tonne	mD	MilliDarcy 10^{-3} Darcy
MPa	MegaPascal 10^6 Pascal	CBM	coalbed methane
Bcf	billion cubic feet	Gt	gigatonnes (tonnes x 10^9)
Bm^3	billion cubic meters	Mcf	thousand cubic feet
bbl	barrel	MMcf	million cubic feet
bbls	barrels	Mcfd	thousand cubic feet per day

Mbbls	thousands of barrels	MMcfd	million cubic feet per day
MMbbls	million barrels	MMt	million tonnes
Mstb	1,000 stock tank barrels	bopd	barrels of oil per day
Bcf	billion cubic feet	stb	stock tank barrels
GJ	gigajoule	GIIP	Gas Initially In Place
PPIP	Petroleum Initially In Place	$000s	thousands of dollars
m^3	cubic meters	Mm^3	thousand cubic meters
		MMm^3	million cubic meters

Calculations of Discovered Petroleum-Initially-In-Place (PIIP) for the Tomashevskay structure and the Undiscovered Petroleum-Initially-In-Place for the remaining structures are listed below in Tables 2 and 3. Two examples of the PIIP in the Tomashevskoya South dome are illustrated. Table 2 is based on a specific well, A3335a, analysed by a third party. Table 3 is based on the average of a wide range of parameters from several wells drilled on the structure.

Table 2, Tomashevskay South Dome Input parameters

Zone	h6+	500 all	G3	600SS	600LS	700
Area, km^2	8.9	8.9	8.9	8.9	8.9	8.9
Net Pay, m	24	6	14	13	7	12
Porosity, %	10	10	8	9	4	7
Hydrocarbon Saturation, %	54	59	39	43	20	32
Gas Recovery Efficiency, %	57	85	41	77	73	75
Gas Expansion Factor	48	50	55	56	57	67
PIIP, MMm^3	543	150	218	246	28	164
PIIP, Bft^3	19	5	8	9	1	6
Recoverable GIP, MMm^3	309	127	89	189	21	123
Recoverable GIP, Bft^3	11	4	3	7	1	4
Total PIIP, MMm^3	1348					
Total PIIP, Bcf	48					
Total Recoverable PIIP, MMm^3	859					
Total Recoverable PIIP, Bft^3	30					

Table 3 Volumetric estimates Lysychansko-Toshkivskay License

	Structure	max TD, m	km²	T, m	P, Atm	Temp., °R	CH4, %	Porosity, %	PIIP, MMm³	PIIP, Bcf	Recovery, %	MMm³	Bcf	Rank
1	Tomashevskay South	450	8	38	40	538.8	90	9	951	34	75	713	25	proven
2	Tomashevskay North	400	9	25	65	537	74	9	891	31	70	624	22	probable
3	Toshkivskay	1,268	15	36	40	539	90	9	1,674	59	60	1,004	35	prospective
4	Lysychanskay	450	8	70	30	568.5	85	12	1,567	55	60	940	33	prospective
5	Vovcheyarskay	400	4	70	30	553	75	7.5	444	16	60	267	9	prospective
6	Zolotarivskay	no data	10											unknown
7	Petrograd-Donetskay	1,650	7	70	30	560	90	11	1,351	48	60	811	29	prospective
	Total							PIIP	6,878	243	Rec. PIIP	4,359	154	

Table 4, Summary of Reserves/Resources

		Estimated Reserves/Resources				Average	
		Gross		Net to Company		Per Location (160 acres)	
		MMm³	Bcf	MMm³	Bcf	MMm³	Bcf
Category							
Proved		713	25	535	19	43	6
Probable		624	22	468	17	34	5
Total Reserves		1,337	47	1,003	36		
Prospective		3,022	107	2,267	80	16	6
Total all Resources		4,359	154	3,270	116		



UKRAINE
National capital
Capital of Autonomous Republic of Crimea and oblast' centre
City, town
Airport
International boundary
Autonomous Republic of Crimea and oblast' boundary
Road
Railroad
BELARUS
RUSSIAN FEDERATION
POLAND
SLOVAKIA
HUNGARY
ROMANIA
REP. OF MOLDOVA
BULGARIA
BLACK SEA
SEA OF AZOV
AUTONOMOUS REP. OF CRIMEA
VOLYNS'KA OBLAST'
ZAKARPATS'KA
CARPATHIAN MOUNTAINS
Warsaw
Kyiv
Chişinău
Kharkiv
Odesa
Sumy
Chernihiv
Poltava
Cherkasy
Kirovohrad
Dnipropetrovs'k
Zaporizhzhia
Mykolayiv
Kherson
Simferopol'
Sevastopol'
Yalta
L'viv
Lutsk
Rivne
Zhytomyr
Vinnytsia
Ternopil'
Khmel'nyts'kyi
Ivano-Frankivs'k
Chernivtsi
Uzhhorod
Donets'k
Luhans'k
Mariupol'
Melitopol'
Berdyans'k
Kremenchuk
Kryvyi Rih
Nikopol'
Krasnodar
Novorossiysk
Rostov-na-Donu
Kursk
Belgorod
Lysychansk
Lugansk
Donetsk

Map No. 3773 Rev. 5 UNITED NATIONS Department of Field Support September 2008 Cartographic Section

Figure 2, Location Map



30°E
36°E
52°
48°
Minsk
Mogilev
BELORUSSIAN HIGH
POLES SADDLE
BELARUS
RUSSIA
Dnieper R
Gomel
PRIPYAT BASIN
Pripyat R
UKRAINE
Chernigov
BRAGIN-LOEV UPLIFT
Kiev
RUSSIAN CRATON
VORONEZH HIGH
EXPLANATION
Basin boundary
Country boundary
License location
Kharkov
DNIEPER-DONETS BASIN
Poltava
UKRAINIAN SHIELD
Dnieper R
Sev Donets R
Lugansk
DONBAS FOLDBELT
Donetsk
Don R
Rostov-na-Donu
Sea of Azov
0
100 KILOMETERS

Location of Dnieper-Donets basin. Modified from Ulmishek and others (1994).

Figure 3, Location map

9.0 INTRODUCTION

The statement of resource data and other oil and gas information set out below has an effective date of November 30, 2013 and a preparation date of December 20, 2013. The resource data set forth below follows the format found in the Canadian Oil and Gas Evaluation Handbook (COGEH) and the reserves definitions contained in NI 51-101 and the COGEH.

Information required to be disclosed under NI 51-101, Section 5.9 is listed below. A more detailed discussion regarding the project is presented in the Executive Summary and subsequent sections.

(a) The subject resources are categorized as Discovered Petroleum Initially In Place (PIIP) Reserves and Undiscovered Petroleum Initially In Place, Prospective Resources.
(b) The expected product is natural gas.
(c) The subject property is located in the southeastern area of Ukraine within the Donetsk Basin.
(d) The risk on the property is the possibility of encountering a gas reservoir which is not capable of delivering at economic rates.

The standards of NI 51-101 differ from the standards of the SEC. The SEC generally permits U.S. reporting oil and gas companies in their filings with the SEC, to disclose only proved, probable and possible reserves, net of royalties and interests of others. NI 51-101, meanwhile, permits disclosure of estimates of contingent resources and reserves on a gross basis. As a consequence, information included in this presentation concerning the reserves and resources may not be comparable to information made by public issuers subject

to the reporting and disclosure requirements of the SEC. There are significant differences in the criteria associated with the classification of reserves and contingent resources. Contingent resource estimates involve additional risk, specifically the risk of not achieving commerciality which is not applicable to reserves estimates. There is no certainty that it will be commercially viable to produce any portion of the resources.

The geologic risk of recovering these resources has not been incorporated in the future net revenue forecast. The Resource Data summarizes the natural gas resources from the property on which Great East Energy Inc. (the "Company" or "Great East") has permission to operate within the area outlined and the net present values of future net revenue for these resources discovered or developed using constant prices and costs and forecast prices and costs. Additional information not required by NI 51-101 has been supplied to provide additional information which is relevant to the readers of this information.

It should not be assumed that the estimates of future net revenues presented in the tables below represent the fair market value of the Company's resources. There is no assurance that the constant prices and cost assumptions and forecast prices and cost assumptions will be attained and variances could be material. The recovery and resource estimates of oil and natural gas provided herein are estimates only and there is no guarantee that the estimated resources will be recovered. Actual recovery of natural gas may be greater or less than the estimates provided herein (see Section 20.0 Notes and Definitions).

10.0 Executive Summary

Great East has received special permission to conduct geological investigations and experimental industrial development in the Lysychansk-Toshkivskay area. in the Donetsk Basin in Ukraine (Figures 2, 3, Tables 5, 6).

Table 5, Ukraine license

name	km²	depth m	approx. geog. coordinates latitude/longitude
Lysychansko-Toshkivskay	421	unlimited	48°50'30"N/38°12'30"E

Table 6, license coordinates

Point	Lat	Long
1	49^{0}01'50.00"N	38^{0}07'17.00"E
2	48^{0}05'05.00"N	38^{0}08'03.00"E
3	48^{0}01'04.00"N	38^{0}09'47.00"E
4	48^{0}02'15.00"N	38^{0}04'33.00"E
5	48008'53.00"N	38^{0}00'60.00"E
6	48^{0}08'45.00"N	38^{0}02'50.00"E
7	48^{0}01'18.00"N	38^{0}05'18.00"E
8	48^{0}03'36.00"N	38^{0}01'39.00"E
9	48^{0}06'10.00"N	38^{0}31'10.00"E
10	48^{0}02'07.00"N	38^{0}09'10.00"E
11	48^{0}01'33.00"N	38^{0}07'20.00"E
12	48^{0}02'43.00"N	38^{0}04'28.00"E
13	48^{0}08'30.00"N	38^{0}08'40.00"E
14	49^{0}00'55.00"N	38^{0}05'15.00"E

In 1999, Ukraine coal mines generated approximately 2,060 million cubic meters (73 Bcf) of methane of which 1,981 million cubic meters (70 Bcf) were lost to the atmosphere. In 1999, the government of Ukraine drafted a national energy program with the stated objective of achieving, among other objectives, production of methane sufficient to satisfy local needs. The Lysychansk-Toshkivskay project is a result of that policy. As a consequence of this policy there is a tax exemption in effect until January 2020 for mining activities and coal gas deposits. Thus, in the cash flow statement, no after tax figures are created.

The resources for the project are classified as Reserves, Contingent Resources and Prospective Resources. The hydrocarbon in place will be gas.

The economic cases (Table 16, 17, 18) in the Appendix of the report are the best estimate of potential revenue, production and recovery and utilize forecast prices as of October 2013, for a single well. The most likely case is based upon production records from two producing wells on the property. The revenue stream is with the cost of the well included in the capital costs and cost recovery is performed in the analysis.

Coal fields within the Donetsk basin are well documented and data is available for determining the resource base. The basin provides approximately 95.4% of the Ukraine's coal production. Values have been attributed to sands which occur within the section, and other areas within the basin have been noted as being charged with gas (see Section 17.1). Coal metamorphism in the Donetsk Basin has led to the formation of a significant methane resource, which by estimates provided by Ukraine and Western CBM professionals, could be as high as 117 trillion cubic meters (U.S. EPA, 2001). Sand bodies adjacent to the coal beds and at deeper horizons are gas charged.

The production history over the last ten years of the two wells drilled on the license (Table 15) has been used to estimate flow rates and decline rates for the cash flow statements. Several (5) other wells have been drilled on the license but have not been put into production.

The license encompasses seven domal structures as follows:
Tomashevskay South containing wells # A3335, A3335a, A3335b, A33455, A3364 (11K) 6K.
Tomashevskay North containing wells #7K, 8K, 9K
Lysychanskay
Vovcheyarskay
Toshkivskay
Petrograd-Donetskay
Zolotarivskay

The Tomashevskay structure was the basis for the calculation of reserves as it has a history of production. The area of the dome was determined by one of the productive horizons, usually the bottom-most horizon and a specific contour line.

Table 8, Domal structures

Domes	Size, km^2	Size, acre
Tomashevskay North	8.5	2,100
Tomashevskay South	8	1,977
Toshkivskay	15	3,706
Lysychanskay	8	1,977
Vovcheyarskay	6	1,482
Zolotarivskay	within GEEI area 10/ total 16	within GEEI area 2,470/ total 3,954
Petrograd-Donetskay	7	1,730

To comply with Section 5.9 of NI 51-101, in respect of the Disclosure of Resources other than Reserves, the following information is included:

a) Pursuant to the Agreement, the Company has a Special Permit to carry out geological investigation and experimental industrial development within 421 km^2 in the Lysychansk-Toshkivskay area in the Donetsk Basin.
b) All resources are in Ukraine.
c) All future production is anticipated to be gas.
d) The area is located is highly developed with respect to infrastructure.
e) The license overlies an area in which extensive coal mining has been and is still being carried out.
f) The risks are the undefined production potential, confirmation of economic hydrocarbon production in the license area, the license life and product prices.
g) The current license has a term of five years. Subsequent to this term an application must be made for a production license.

It is recommended that the Company carry out an exploratory/development drilling/seismic program to determine the content and deliverability gas from gas bearing units within the license. For an expanded discussion of the program, see Section 19.1.

The report was prepared by a "Qualified Reserves Evaluator" who is independent of the Company.

This report has been prepared for the Company at the request of Mr. Timur Khromaev, Director, Chief Executive Officer, Chief Financial Officer and Treasurer of the Great East Energy Inc.

Table 8, Present Values for single well

Forecast prices with cost recovery		Initial Flow Rate 250 Mcfd	Initial Flow Rate 500 Mcfd	Initial Flow Rate 750 Mcfd
		Low Case	Best Case	High Case
		Before tax ($000s)	Before tax ($000s)	Before tax ($000s)
Net present Value @ 0%		$1,379	$3,988	$6,102
Net present Value @ 5%		$984	$3,073	$4,721
Net Present Value @ 10%		$707	$2,428	$3,751
Net Present Value @ 15%		$507	$1,956	$3,044
Net Present Value @ 20%		$359	$1,599	$2,511


Tomashevskay North
Tomashevskay South
Lysychanskay
Vovcheyarskay
Permit outline
Toshkivskay
Petrograd-Donetskay
Zolotarivskay
Permit outline

Domes

1 Tomashevskay North, South, 2 domes
2 Lysychanskay
3 Vovcheyarskay
4 Toshkivskay
5 Petrograd-Donetskay
6 Zolotarivskay

Figure 4, Permit outline


Figure 1
Lithologic - Stratigraphic Plan
G2sG4
Tomashevskaye North
Tomashevskaye South
9K
7K
8K
6K
11K
A3335
A3335a
A3364
A3385
A3345
-400
-500
-600
LEGEND
Well
Fault
Section Line
0
500m
Figure 2
Lithologic - Stratigraphic Plan
F2
Tomashevskaye North
Tomashevskaye South
9K
7K
8K
6K
11K
A3335
A3335a
A3364
A3385
A3345
-700
-1000
LEGEND
Well
Fault
Section Line
0
500m

Figure 5, Structure on the Tomashevskay domes

Geological cross-section I-I'



Figure 6, Cross-section I-I', Tomashevskay North dome


Geological cross-section II-II'
ГЕОЛОГІЧНИЙ РОЗРІЗ ПО ЛІНІЇ II-II'
(Томашівський Південний купол)
II
P 1556
1448
1082
II'
Умовні позначення:

Figure 7, Cross-section II-II', Tomashevskay South dome

11.0 NATURAL GAS RESOURCES AND NET PRESENT VALUE OF FUTURE NET REVENUE

Following the guidelines of National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities, the author B.L. Whelan, P. Geo., prepared a report (the "Report") dated October, 2013. The Report evaluated as of September, 2013, the Lysychansk-Toshkivskay license, in which the Company can acquire an interest, with respect to potential natural gas resources and the net present value of future net revenue attributable to such resources as evaluated in the Report based on constant and forecast price and cost assumptions. The tables summarize the data contained in the Report and as result may contain slightly different numbers than such report due to rounding. The net present value of future net revenue attributable to the Company's resources is stated without provision for interest cost and general and administrative costs, but after providing for the estimated royalties, production costs, development costs, and abandonment costs for only those wells assigned resources by the author.

The Report is based on data supplied by the Company, public documents and the author's opinion of reasonable practices in the industry. The extent and character of ownership and of all factual data pertaining to the Company's properties were supplied by the Company and accepted without further investigation. The author accepted this data as presented and did not conduct title searches or field inspections.

The undiscounted or discounted net present value of future net revenue attributable to the Company's resources estimated by the author may not represent the fair market value of those resources. Other assumptions and qualifications relating to costs, prices for future production and other matters are summarized within the Report. The recovery and resource estimates of the Company's natural gas resources provided within the Report are estimates only and there is no guarantee that the estimated resources will be recovered. Actual resources may be greater or less than the estimates provided in the Report.

All amounts are in United States dollars unless otherwise noted. The following tables are derived from the most likely case scenario. **The cash flows generated are for single wells.** Multiples of the one well economics can be applied since the program has a repeatable drilling plan.

11.1 CLASSIFICATION OF RESOURCES

The resources stated in the report are Petroleum Initially In Place (PIIP) and the stated recoverable portion is considered **Reserves and Prospective Resources. Prospective Resources are not reserves.** Prospective Resources those quantities of petroleum estimated as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. Prospective Resources are further subdivided in accordance with the level of certainty associated with recoverable estimates assuming their discovery and development and may be subclassified based on project maturity.

The classification of the various structures is based upon the following criteria:

1 Tomashevskay South, Proven Reserves, is based on the history of production from the A335a and 11K wells (Table15) and the occurrence of gas zones within several other wells on the structure.

2 Tomashevskay North, Probable Reserves, is based on the history of production from the 7K and 8K wells which has water influx but the structure has recognized gas zones within several other wells on the structure.

3 The remaining domal structures, Prospective Resources, based on the presence throughout the license of underlying coal beds, gas seeps, ventilated gas, but no wells for definition of zones.

11.2 TOTAL FUTURE NET REVENUE (UNDISCOUNTED) BASED ON FORECAST PRICES AND COSTS WITH COST RECOVERY

Table 9, Total future net revenue (undiscounted) based on forecast prices and costs with cost recovery

Revenue	Royalties	Operating Costs	Gas Transmission	Well Costs Workover	Future Net Revenue Before Income Taxes
($000s)	($000s)	($000s)	($000s)	($000s)	($000s)
$6,930	$1,732	$116	$606	$800	$3,988

11.3 FUTURE NET REVENUE BY PRODUCTION GROUP BASED ON FORECAST PRICES AND COSTS WITH COST RECOVERY

Table 10, Future net revenue by production group based on forecast prices and costs with cost recovery

Product	Future Net revenue Before Income Tax Discounted @ 10%/year ($000s)
Natural Gas	$2,191

12.0 PRICING ASSUMPTIONS

12.1 PRICING ASSUMPTIONS – FORECAST PRICES AND COSTS

The author employed the local price of $10.97 as of October, 2013, escalating at 1.5% per year, in estimating the Company's resources data with regional operating costs escalated at 2.5% per year.

Table 11, Forecast prices and costs

Year Forecast	Natural Gas, ($US/Mcf)	Operating expense inflation rate/year (%)
1	$10.97	2.5
2	$11.10	2.5
3	$11.27	2.5
4	$11.44	2.5
5	$11.61	2.5
6	$11.78	2.5
7	$11.96	2.5
8	$12.14	2.5
9	$12.32	2.5
10	$12.50	2.5
Thereafter escalated at 1.5% per year		Thereafter escalated at 2.5% per year

13.0 RECONCILIATION OF COMPANY NET RESERVES BY PRINCIPAL PRODUCT TYPE BASED ON FORECAST PRICES AND COSTS

No reconciliation has been performed as no reserves were previously determined.

14.0 UNDEVELOPED RESOURCES

The following discussion generally describes the basis upon which the Company attributes Prospective Resources for undrilled structures on the license and its plan for developing those Prospective Resources (Section 19).

The assignment of Prospective Resources was made on the basis of:

1. The presence of coal bed methane being vented over an indeterminate number of years but more than 20 years.
2. The presence of gas in all wells drilled to date on the license.
3. The presence of two wells that have produced from the license on the Tomashevskay structure as test wells for gas production.
4. The history of gas being ventilated from the various coal operations in the region.

14.1 RISK AND UNCERTAINTY

In the present case there is evidence that the named formations, i.e. the sands and limestones, have hydrocarbons in place and that they have been, in one instance, economically produced. The risk involved is whether the members as a whole contains sufficient recoverable hydrocarbons to justify the resource assigned to it. This risk is mitigated by the record of vented gases from the various properties and the production history from the A3335 well (Table 15).

14.2 PROSPECT ANALYSIS

Risk components	%
Source	100
Reservoir	100
Trap, seal	90
Timing, migration	100
Geological success	90
Commerciality	70
Commercial success	63

15.0 RECONCILIATION OF CHANGES IN NET PRESENT VALUE OF FUTURE RESERVES DISCOUNTED AT 10%, FORECAST PRICES ($000)

No reserves have been previously determined, thus there is no reconciliation.

16.0 SIGNIFICANT FACTORS OR UNCERTAINTIES AFFECTING RESOURCES DATA

The estimation of resources requires judgment and decisions based upon available geological, geophysical, engineering and economic data. These estimates can change substantially as additional information from ongoing development activities and production performance becomes available and as economic and political conditions impact gas prices and costs change. The Company's estimates are based on current production forecasts, prices and economic conditions. All of the Company's resources are evaluated by an independent person, the author, an independent consulting geologist.

As circumstances change and additional data becomes available, resource estimates change. Based on new information, resource estimates are reviewed and revised, either upward or downward, as warranted. Although reasonable efforts have been made by the Company to ensure resource estimates are accurate, revisions arise as new information becomes available. As new geological, production and economic information is incorporated into the process of estimating the accuracy of the resource estimates improves. Such revisions can be either positive or negative.

17.0 OIL AND GAS PROPERTIES

Pursuant to an agreement the Company has a license to operate geological investigations and experimental industrial development in the Lysychansk-Toshkivskay Project, Ukraine.

17.1 GENERAL

The Donetsk Basin is one of the major coal fields in the world with over 95% of Ukraine's coal production from the basin. The basin is estimated to contain proven coal reserves of 52 Gt with an additional resource base of 42 Gt (Privalov V.A. et al, 2003). The basin contains more than 300 coal seams of which 130 seams have a thickness of greater than 0.45m. The basin is 150 km wide and extends approximately 500 km from eastern Ukraine into the Rostov region of Russia. Almost all of the coal fields in the basin are characterized by high CBM content with most of the methane sorbed onto microporous surfaces of the coal beds and dispersed coaly matter in the encompassing host rock. Data obtained from the Toshkivskay Mine was used as the model for calculations of Petroleum-Initially-In-Place (PIIP) as the Toshkivskay Mine has considerable published data.

Multiple sandstone beds, separated by shales, coals, and carbonates are present in the Carboniferous section (Figure 5). The thickness of reservoir beds ranges from several meters to 75m. Reservoir properties of sandstones vary significantly, depending on the facies, composition and diagenetic changes (Ulmishek, G., 2001). As these sandstones are the principal reservoir for oil and gas in other areas of the basin, the potential of the sands is the objective during the proposed drilling program. "In addition, for both CMM and CBM recovery projects, the methane contained within non-coal interbeds can represent a significant source of additional methane. Therefore, it is important to consider these sources when assessing resource potential as well as in the development of the extraction programs". (EPA, Triplett, J. eta al.).

17.2 GEOLOGY

In general, the Donetsk Basin is bounded on the north and southwest by outcrops of the bottom coal seams. The eastern boundary is represented by a general pinch-out of the coal seams, and the southern boundary by crystalline rocks of the Ukrainian shield. To the northwest of the basin, a general depression of the coal beds can be found that reaches the depth of 1,800 m (EPA, 2001).

Search http://www.epa.gov/cmop/docs/ukraine_handbook.pdf for a complete description of the basin. Extracts from various reports which deal with the properties of interest are included below.

The basin is principally a Late Devonian rift that is overlain by Carboniferous to Early Permian postrift sag (Ulmishek, G.F., USGS, 2007). The sedimentary succession of the basin consists of four tectono-stratigraphic sequences (Figure 8):

1. The prerift platform sequence includes Middle Devonian to lower Frasnian, mainly clastic rocks that were deposited in an extensive intercratonic basin.
2. The Upper Devonian sequence is composed of marine carbonate, clastic and volcanic rocks and two salt formations of Frasnian and Famennian age that are deformed into salt domes and plugs.
3. The postrift sag sequence consists of Carboniferous and Lower Permian clastic marine and alluvial deltaic rocks. The basin was affected by strong compression in Early Permian time when the southeastern basin area was uplifted and deeply eroded and the Donetsk fold belt was formed.
4. The postrift platform sequence includes Triassic through Tertiary rocks that were deposited in a shallow platform depression that extended far beyond the Dnieper-Donetsk basin boundaries.

17.2.1 DONBASS DEVELOPMENT AREA

The Donbas area contains the Lysychansk-Toshkivskay area and includes 5 operating mines and 11 closed mines. The relevant area is located in the Lugansk region. The lease area has a SE-NW orientation and the largest nearby town is Lysychanskaya. Ninety percent of the area is used for agricultural purposes or is not cultivated, and is owned by individuals, farmers or municipal bodies. The large (700mm diameter) Donetsk – Mariupol pipeline runs to the east of the lease.

17.2.2 Lysychansk-Toshkivskay

The Lysychansk-Toshkivskay license is located 165 km north-northeast of Donetsk. The data utilized to generate the regional resource figures was partially derived from the information published on the Toshkivskay mine (Table 18) which lies within the license and has similar geological properties and well information. The stratigraphic sequence is monotonous throughout the license and has been delineated by multiple drill holes which were drilled to evaluate the coal seams throughout the area. No electric logs were rum on the holes as they were slim-hole drill holes drilled as stratigraphic tests. The information derived was used to map the sedimentary sequence which, as stated, was constantly regular and disturbed only by faulting.

Table 12 General Information, Toshkivskay Mine

Total mineable reserves, thousand tonnes	45,639
Mineable reserves, active mine levels, thousand tonnes	30,153
Total mining area, km^2	15
Depth of shafts, m	486
Mining capacity, tonnes/day	181
Coal seam gas content, m^3/tonne	8.0
Pressure gradient, MPa/1000m	No data
Porosity, sandstone	12.8-0.8
Permeability, sandstone, mD	13.33
Total methane resources, million m^3	400
Methane liberated by mine ventilation, million m^3/year	0.658

Table 13, Coal methane liberated at decontamination, Toshkivskay Mine

Year	Methane liberated at ventilation Mm^3/year	Coal production thousand tonnes /year
2003	142	18.9
2004	32	37.1
2005	509	60.0
2006	559	61.5
2007	334	61.6
2008	605	61.9
2009	2,210	172.5
2010	1,740	139.5
2011	742	66.2
2012	462	42.1



System/Series/Stage
Lithology
Maximum thickness (m)
Sequence
Tertiary/Quaternary
700
Cretaceous
950
Jurassic
650
Triassic
900
Postrift platform
Permian
Lower
1,400
Carboniferous
Upper
1,500
Middle
Moscovian
1,200
Bashkirian
1,200
Lower
Serpukhovian
800
Visean
1,700
Tournaisian
750
Postrift sag
Devonian
Upper
Famennian
3,600
Frasnian
2,000
Synrift
Middle
180
Prerift platform
EXPLANATION
Shale, mudstone
Sandstone, sand
Carbonate rock
Salt, anhydrite
Volcanics
Coal
Principal unconformity

Figure 8, Type section



Figure 9, Chrono- and lithostratigraphy of the Donbass fold belt showing the distribution of source rocks, potential reservoirs, sealing beds and eroded formations in the study area. Major magmatic and tectonic events are also shown (Alsaab, D., et al, 2008).

17.3 PRODUCTION

Two wells have been placed on production to test for natural gas in the sands present (see Section 24.0). There are numerous vents for degasification of the mines from which volumes have been recorded.

17.4 RESERVOIR CHARACTERISTICS

See Table 5, Section 8.

18.0 COSTS TO BE INCURRED

18.1 LEASE COSTS

Pursuant to the Agreement, the buy-in costs for the Company on the license is less than $1,000 (U.S.).

19.0 EXPLORATION AND DEVELOPMENT ACTIVITIES

19.1 EXPLORATION AND DEVELOPMENT COSTS

Table 14, Schedule of exploration and development

Year	2014			2015			2016	2017	Total costs, $000
type	Rework/ Prod'n	Prod'n	Expl'n/ Prod'n	Prod'n	Expl'n/ Prod'n	Expl'n/ Prod'n	Expl'n	Expl'n/ Prod'n	
wells	2**	3	2*	4	2*	1	2*	2	
depth, m	500m	800m	2500m	1500m	2500m	2500m	2500m	2500m	
location	Tomash	Tomash	Zolot	Tomash	Zolot	Toshk	Toshk	PD	
output, Mm^3/d		8	2	20	4	20	20	20	
output, Mcf/d		280	70	705	140	705	705	705	
decline, %		20	10	15	10	15	15	15	
cost, $000	$700	$2,150	$5,400	$7,900	$5,400	$2,700	$5,300	$5,300	$34,850
seismic, $000			$500			$500			$1,000
facilities, $000		$1,200	$1,200			$1,200		$1,200	$4,800
cost in year, $000	$700	$3,350	$7,100	$7,900	$5,400	$4,400	$5,300	$6,500	$40,650
PD - Petrograd-Donetsk dome, Tomash - Tomashevskay domes, Toshk - Toshkivskay dome Zolot - Zolotarivskay dome									
* depending on result of previous well									
**In 2014, deepen well 7K, cost $400k for exploration purposes, then plug back to produce from upper horizon at cost of $150k; rework of well 1G									

19.2 CAPITAL COSTS

No capital costs were incurred by the Company during 2013.

19.3 OPERATING COSTS

For cash flow purposes operating costs were estimated to be $500 per month per well increasing at 2.5% per year. Transportation costs are estimates at $1.00/Mcf.

20.0 FORWARD CONTRACTS

None.

21.0 ABANDONMENT AND RECLAMATION COSTS

The estimated abandonment costs are estimated to be $10,000 but were not included in the cash flow because of the indeterminate well life and lack of data on abandonment costs.

22.0 TAX HORIZON

As of the date of this report, the Company was not subject to tax assessment in Ukraine. Information derived to date indicates that there is no tax structure in place in Ukraine for this type of exploration and development program. There is specifically a temporary tax exemption in effect until January 2020 for mining activities and coal gas deposits if the profits derived from production are reinvested.

23.0 PRODUCTION ESTIMATES

Production rates for CBM vary significantly depending upon the basin in which they are exploited. As examples, the following basins within North America have production rates as follows:

Powder River basin	319 - 266 Mcfd
Alberta	75 Mcfd
Black Warrior Basin	20 – 1,000 Mcfd
Raton Basin	300 Mcfd

The rates used for the economic analysis in this Report were selected based on a general average from various basins and the production history of the A3335a well on the Tomashevskaya South dome. The producing well, 11K on the Tomashevskaya North dome has a poor history of production because of a rapid draw down resulting in formation damage and water entry. These estimates of production are:

- High case 750 Mcfd/well
- Best case 500 Mcfd/well
- Low case 250 Mcfd/well

24.0 PRODUCTION HISTORY

Two wells have been placed on production for natural gas. The production history is tabulated in Table 15 and Chart 1 (Appendix). Venting from coal mining operations has been carried out for an indeterminate but substantial period (Table 13).

Table 15, Production history

Annual Production MMcf										
Well	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
A3335a	61.13	168.67	90.70	68.55	59.81	56.59	53.92	42.65	29.83	26.76
11K	0.00	1.75	14.8	11.38	8.80	6.30	5.22	4.46	3.99	4.24
Daily Gas Flow, Mcf/d										
A3335a	531.24	441.38	287.25	204.80	170.90	152.19	137.71	120.41	101.34	87.92
11K	0.00	56.5	35.31	30.01	23.83	18.36	14.12	12.71	13.06	12.71

Additionally, venting of the coal mine operations has been carried out for an indeterminate time and is substantial (Table 14).

24.1 AVERAGE DAILY PRODUCTION

Gas rates utilizing the historic production rates from well A3335a in Table 15 above were used as the best flow rate in the cash flow projections.

24.2 PRICES RECEIVED, ROYALTIES PAID, PRODUCTION COSTS AND NETBACKS

The sales prices used in the economic runs are those for gas sales within the Donetsk Basin. An estimate of netbacks follows:

Price received/Mcf	$10.97
Royalty (25%)	$ 2.74
Transmission	$ 1.00
Production costs ($500/m)	$ 0.13
Netback	$ 7.10

25.0 PRODUCTION VOLUME BY FIELD

To date there are only two wells which have produced as a result of development. Total production to the end of 2012 was 720 MMcf.

26.0 RECOMMENDATIONS

It is recommended that the drilling and testing program be carried out over the Lysychansk-Toshkivskay license to a minimum depth of 800 m and a maximum depth of 2500m in order to:

1. determine the potential for deliverability of natural gas from the sand intervals.
2. obtain petrophysical data to determine the reservoir characteristics and contents of the sandstone formations which are prevalent in the section of the Lysychansk-Toshkivskay license,
3. obtain drawdown parameters,
4. determine the spacing pattern for future development of the Lysychansk-Toshkivskay license,
5. penetrate below the major fault underlying the Tomashevskay structure, and
6. determine the optimum depth to drill wells.

It is recommended that several test wells be drilled on the Lysychansk-Toshkivskay license for a total expenditure of $8.15 million (see Table 14). This will satisfy the objectives set out above and the requirements of the Agreement. Upon confirmation that the potential for reasonable production is present, it is recommended that a continuous drill program be carried out to efficiently produce the resource.

27.0 REFERENCES

Alsaab, D, Elie, M., Izart, A, Sachsenhofer, R. F. Predicting methane accumulations generated from humic carboniferous coals in the Donbas fold belt (Ukraine), 2007 AAPG Bulletin, August 2008, v. 92; no. 8; p. 10-29 – 1053.

Coal Mine Methane and Coalbed Methane Development in the Donetsk Region, Ukraine, by Advanced Resources International, Inc., May 2008, ***for*** Donetsk Regional Administration and U.S. Trade and Development Agency.

Coal Mine Methane in Ukraine: Opportunities for Production and Investment in the Donetsk Coal Basin, by Partnership for Energy and Environmental Reform ***for*** U.S. Environmental Protection Agency, Triplett, J., Filippov, A., Pisarenko A., 2001.

Canadian Oil and Gas Evaluation Handbook, (COGEH), Volume 1, Reserves Definitions and Evaluation Practices and Procedures, Second Edition, September 1, 2007, Society of Petroleum Evaluation Engineers (Calgary Chapter) and Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society).

Marathon Oil, Power Point, 2006, Donbass, Ukraine: Estimation of Tomashevskiy and Lysychansko-Toshkivskiy licensed blocks

Mavor, Matt, and Nelson, C.R., 1997, Coalbed Reservoir Gas-In-Place Analysis, Gas Research Institute Report No. GRI-97/0263; Chicago, Illinois.

Privalov, V.A., Zhykalyak, M.V., Panova, E.A., 2003 Geologic Controls on Coalbed Occurrence in the Donets Basin (Ukraine), www.coalinfo.net.cn/coalbed/meeting/2203/papers/coal-mining/cm054.pdf.

Swindell, Gary S., Powder River Basin Coalbed Methane Wells, Reserves and Rates, SPE.

Ulmishek, Gregory F., 2001, Petroleum Geology and Resources of the Dnieper-Donets Basin, Ukraine and Russia, USGS Bulletin 2201-E.

28.0 CERTIFICATE OF QUALIFICATIONS

I, **BARRY L. WHELAN**, of the city of Vancouver, Province of British Columbia, do hereby certify:

1. That I did prepare a review of the properties held by Great East Energy Inc.

2. That I am a Professional Geoscientist in the Province of British Columbia and that I have in excess of forty years experience as a Geologist, fifteen years with Gulf Oil Corporation and twenty five years as a Consulting Geologist.

3. That I have experience in exploration and development geology in North America, South America, Asia, Africa and Europe.

4. That I have performed evaluations of a similar type to this evaluation continuously starting in 1970 with Gulf Oil Corporation and subsequently as a consultant to individuals and companies since 1980.

5. That I have conducted the evaluation in accordance with generally accepted industry standards.

6. That I have no interest, direct or indirect, nor do I expect to receive any direct or indirect interest in the property evaluated in this report or in Great East Energy Inc.

7. That a personal field inspection of the properties was made from October 15th to the 23rd. The report was generated by material from Great East Energy Inc., conversations with the technical staff of Great East Energy Inc. and public records.

8. That Great East Energy Inc. provided ownership data and the terms of the Agreement.

Dated at Vancouver, British Columbia on the 20th of December, 2013

"BARRY L. WHELAN", P. GEO.

APPENDIX


Chart 1, annual gas production
MMcf/year
180
160
140
120
100
80
60
40
20
0
Well A3335
Well 11K
1
2
3
4
5
6
7
8
9
10
years

Table 16, Forecast cash flow, single well, low case

Great East	LOW CASE
Constant Prices	SUMMARY
Ukraine	RESERVES AND ECONOMICS
Initial flow rate 250 Mcfd	As of October, 2013
100% W.I., 75% N.R.I.	FORECAST PRICES
All amounts in $US	with cost recovery

Year	Gross Gas Prod (100% WI) Mcf	Net Gas to Company (75% NRI.) Mcf	Price $/Mcf*	revenue (100% WI) $000s	Royalty (25%) $000s	Net Revenue $000s	Cumulative Total $000s	Gas Transm. 000$	Op Costs* 000$	Drill & Complete 000$	Future Net Cash Flow $000s	Cumulative Cash Flow $000s
1										-$800	-$800	-$800
2	76 563	57 422	$10,97	$840	$210	$630	$630	$76,56	$6,00		$547	-$253
3	57 422	43 066	$11,10	$637	$159	$478	$1 108	$57,42	$6,15		$414	$162
4	43 066	43 066	$11,27	$485	$121	$364	$1 472	$43,07	$6,30		$315	$476
5	32 300	32 300	$11,44	$369	$92	$277	$1 749	$32,30	$6,46		$238	$715
6	24 225	24 225	$11,61	$281	$70	$211	$1 960	$24,22	$6,62		$180	$895
7	18 169	18 169	$11,78	$214	$54	$161	$2 120	$18,17	$6,79		$136	$1 030
8	13 626	13 626	$11,96	$163	$41	$122	$2 243	$13,63	$6,96		$102	$1 132
9	10 220	10 220	$12,14	$124	$31	$93	$2 336	$10,22	$7,13		$76	$1 208
10	7 665	7 665	$12,32	$94	$24	$71	$2 406	$7,66	$7,31		$56	$1 263
11	5 749	5 749	$12,50	$72	$18	$54	$2 460	$5,75	$7,49		$41	$1 304
12	4 312	4 312	$12,69	$55	$14	$41	$2 501	$4,31	$7,68		$29	$1 333
13	3 234	3 234	$12,88	$42	$10	$31	$2 533	$3,23	$7,87		$20	$1 353
14	2 425	2 425	$13,08	$32	$8	$24	$2 556	$2,43	$8,07		$13	$1 367
15	1 819	1 819	$13,27	$24	$6	$18	$2 574	$1,82	$8,27		$8	$1 375
16	1 364	1 364	$13,47	$18	$5	$14	$2 588	$1,36	$8,48		$4	$1 378
17	1 023	1 023	$13,67	$14	$3	$10	$2 599	$1,02	$8,69		$1	$1 379
	303 181	269 684		$3 465	$866	$2 599		$303	$116	-$800	$1 379	
			* escalated at 1.5% per year						* escalated at 2.5% per year			


90 000
80 000
70 000
60 000
50 000
40 000
30 000
20 000
10 000
0
1 3 5 7 9 11 13 15 17

	BT($000s)
Net present Value @ 0%	$1 379
Net present Value @ 5%	$984
Net Present Value @ 10%	$707
Net Present Value @ 15%	$507
Net Present Value @ 20%	$359

Table 17, Forecast cash flow, single well, best case

Great East				BEST CASE											
Constant Prices				SUMMARY											
Ukraine				RESERVES AND ECONOMICS											
Initial flow rate 500 Mcfd				As of October, 2013											
100% W.I.,75% N.R.I.				FORECAST PRICES											
All amounts in $US				with cost recovery											
	Gross Gas	Net Gas													
Year	Prod	to Company	Price	Revenue	Royalty	Net	Cumulative	Gas	Op Costs*	Drill &	Future Net	Cumulative			
	(100% WI)	(75% NRI.)		(100% WI)	(25%)	Revenue	Total	Transm.		Complete	Cash Flow	Cash Flow			
	Mcf	Mcf	$/Mcf*	$000s	$000s	$000s	$000s	$000s	$000s	$000s	$000s	$000s			
1										-800	-$800	-$800			
2	153 125	114 844	$10.97	$1 680	$420	$1 260	$1 260	$153	$6.00		$1 101	$301			
3	114 844	114 844	$11.10	$1 275	$319	$956	$2 216	$115	$6.15		$835	$1 136			
4	86 133	86 133	$11.27	$970	$243	$728	$2 944	$86	$6.30		$635	$1 771			
5	64 600	64 600	$11.44	$739	$185	$554	$3 498	$65	$6.46		$483	$2 254			
6	48 450	48 450	$11.61	$562	$141	$422	$3 920	$48	$6.62		$367	$2 621			
7	36 337	36 337	$11.78	$428	$107	$321	$4 241	$36	$6.79		$278	$2 899			
8	27 253	27 253	$11.96	$326	$81	$244	$4 485	$27	$6.96		$210	$3 109			
9	20 440	20 440	$12.14	$248	$62	$186	$4 671	$20	$7.13		$158	$3 267			
10	15 330	15 330	$12.32	$189	$47	$142	$4 813	$15	$7.31		$119	$3 386			
11	11 497	11 497	$12.50	$144	$36	$108	$4 921	$11	$7.49		$89	$3 475			
12	8 623	8 623	$12.69	$109	$27	$82	$5 003	$9	$7.68		$66	$3 541			
13	6 467	6 467	$12.88	$83	$21	$62	$5 065	$6	$7.87		$48	$3 589			BT($000s)
14	4 850	4 850	$13.08	$63	$16	$48	$5 113	$5	$8.07		$35	$3 624	Net present Value @ 0%		$3 988
15	3 638	3 638	$13.27	$48	$12	$36	$5 149	$4	$8.27		$24	$3 648	Net present Value @ 5%		$2 803
16	2 728	2 728	$13.47	$37	$9	$28	$5 176	$3	$8.48		$16	$3 665	Net Present Value @ 10%		$2 191
17	2 046	2 046	$13.67	$28	$7	$21	$5 197	$2	$8.69		$10	$3 675	Net Present Value @ 15%		$1 745
	606 361	568 080		$6 930	$1 732	$5 197	$67 670	$606	$116	-800	$3 675		Net Present Value @ 20%		$1 410
			* escalated at 1.5% per year						* escalated at 2.5% per year						


180 000
160 000
140 000
120 000
100 000
80 000
60 000
40 000
20 000
0
1 3 5 7 9 11 13 15 17

Table 18, Forecast cash flow, single well, high case

Great East					HIGH CASE										
Constant Prices					SUMMARY										
Ukraine					RESERVES AND ECONOMICS										
Initial flow rate 750 Mcfd					As of October, 2013										
100% W.I.,75% N.R.I.					FORECAST PRICES										
All amounts in $US					with cost recovery										
	Gross Gas	Net Gas													
Year	Prod	to Company	Price	Revenue	Royalty	Net	Cumulative	Gas	Op Costs*	Drill &	Future Net	Cumulative			
	(100% WI)	(75% NRI)		(100% WI)	(25%)	Revenue	Total	Transm.		Complete	Cash Flow	Cash Flow			
	Mcf	Mcf	$/Mcf*	$000s	$000s	$000s	$000s	$000s	$000s	$000s	$000s	$000s			
1										-$800	-$800	-$800			
2	229 688	172 266	$10.97	$2 520	$630	$1 890	$1 890	$230	$6		$1 654	$854			
3	172 266	172 266	$11.10	$1 912	$478	$1 434	$3 324	$172	$6		$1 285	$2 139			
4	129 199	129 199	$11.27	$1 456	$364	$1 092	$4 416	$129	$6		$979	$3 119			
5	96 899	96 899	$11.44	$1 108	$277	$831	$5 247	$97	$6		$746	$3 865			
6	72 675	72 675	$11.61	$844	$211	$633	$5 879	$73	$7		$568	$4 432			
7	54 506	54 506	$11.78	$642	$161	$482	$6 361	$55	$7		$431	$4 864			
8	40 879	40 879	$11.96	$489	$122	$367	$6 728	$41	$7		$327	$5 191			
9	30 660	30 660	$12.14	$372	$93	$279	$7 007	$31	$7		$248	$5 439			
10	22 995	22 995	$12.32	$283	$71	$212	$7 219	$23	$7		$187	$5 626			
11	17 246	17 246	$12.50	$216	$54	$162	$7 381	$17	$7		$141	$5 768			
12	12 935	12 935	$12.69	$164	$41	$123	$7 504	$13	$8		$106	$5 873			
13	9 701	9 701	$12.88	$125	$31	$94	$7 598	$10	$8		$79	$5 952			BT($000s)
14	7 276	7 276	$13.08	$95	$24	$71	$7 669	$7	$8		$58	$6 010	Net present Value @ 0%		$6 102
15	5 457	5 457	$13.27	$72	$18	$54	$7 723	$5	$8		$42	$6 052	Net present Value @ 5%		$4 721
16	4 093	4 093	$13.47	$55	$14	$41	$7 765	$4	$8		$30	$6 082	Net Present Value @ 10%		$3 751
17	3 069	3 069	$13.67	$42	$10	$31	$7 796	$3	$9		$21	$6 102	Net Present Value @ 15%		$3 044
	909 542	852 120	* escalated at 1.5% per year			$7 796		$906	$116	-$800	$6 102		Net Present Value @ 20%		$2 511
									* escalated at 2.5% per year						


180 000
160 000
140 000
120 000
100 000
80 000
60 000
40 000
20 000
0
1 3 5 7 9 11 13 15 17


A-3335
Company
Well Name
A3335
Field
Country
State
Location
A3335

Gamma Ray Log A3335a